Exhibit 99.2

Adeona Presents Results of Clinical Study at 2009
International Conference on Alzheimer’s Disease
(ICAD)

Highly Statistically Significant Defective Serum Copper Handling
Found in Alzheimer’s Subjects

Subclinical Zinc Deficiency in Alzheimer’s Subjects Found

HartLab Introduced to International Alzheimer’s Community

ANN ARBOR, MI--(MARKET WIRE)—July 16, 2009 -- Adeona Pharmaceuticals, Inc. (AMEX:AEN - News), a specialty pharmaceutical company dedicated to the awareness, diagnosis, prevention and treatment of zinc deficiency and chronic copper toxicity in the mature population, today announced that it presented results of a 90 subject prospective, blinded, observational clinical study to evaluate copper and zinc status in Alzheimer’s disease, Parkinson ’s disease and  normal subjects.  The results were presented at the 2009 International Conference on Alzheimer’s Disease (ICAD) in Vienna, Austria. Two separate sets of study results were presented, entitled respectively, “Alzheimer’s Patients Exhibit Defective Serum Ceruloplasmin Associated with Defective Copper Binding” and “Sub-Clinical Zinc Deficiency Found in Alzheimer’s Disease.”

During 2007 and 2008, Adeona sponsored and conducted an IRB-approved, prospective, observational, blinded clinical trial enrolling 90 subjects, 30 with Alzheimer's disease (AD), 30 with Parkinson's disease (PD) and 30 age-matched normal subjects at the Alzheimer’s Center at Albany Medical Center, led by principal investigator  Earl A. Zimmerman, M.D., Director of the Alzheimer’s Center and Director of Clinical Research for the Neurosciences Institute at Albany Medical Center.  The purpose of the study was to evaluate serum markers of copper status, compare these results across the three groups of patients and confirm the findings of other research groups finding evidence of serum copper dyshomeostasis in AD.1

After IRB approval, normal subjects were recruited by referral and media. AD patients not taking zinc or copper supplements were recruited from the Albany Medical Center’s clinical practice by standard tests and NINDS-ADRDA criteria. AD patients and normals provided morning blood draw after overnight fast.

The results showed that AD and normal patients had comparable serum ceruloplasmin levels. The ceruloplasmin of AD patients, however, had significantly lower enzymatic activity (p=0.0017) and was also associated with a lower copper to ceruloplasmin ratio (p=0.000086), indicating less copper bound per unit of ceruloplasmin.  Averaging these respective ceruloplasmin defects yielded a p value of p=0.0000015.  The estimated percent of serum copper not bound to ceruloplasmin (i.e., “free serum copper”) was elevated by 28.9% in AD patients compared to normals (p =0.045), as did Parkinson’s disease patients compared to normals (26.5% increase in percent free serum copper; p=0.041).

These data find a significant percentage of defective serum ceruloplasmin in AD patients and that such defect is associated with ceruloplasmin lacking bound copper. Defective ceruloplasmin in AD patients may imply reduced capacity to protect from chronic soluble inorganic copper exposure. Chronic soluble inorganic copper exposure and its attendant toxicity have been implicated in the progression of AD.

“The results of this study confirm and extend the findings of other researchers of a significant copper handling defect that is evident in the serum of AD patients.  More than just a biomarker, the availability of a quantitative serum copper status panel to be offered to physicians through Adeona’s CLIA-certified HartLab clinical laboratory subsidiary, opens up the possibility for a new paradigm in the treatment planning and monitoring of AD patients,” stated David A. Newsome, M.D., who presented the results at ICAD 2009.

Adeona also exhibited and introduced HartLab to the 4,000+ international clinician and researcher attendees of ICAD.  Strong interest in HartLab’s specialty copper status profile was expressed by clinicians worldwide.

The study also found, for the first time, a statistically significant sub-clinical zinc deficiency in AD subjects. AD subjects had 13% lower zinc concentrations as a group compared to normals (69.3 µg/dL vs. 79.5 µg/dL; p=0.013), as well as compared to PD subjects (74.9 µg/dL; p= 0.046).

“This first time finding carries particular excitement since, as with the finding of zinc deficiency in age-related macular degeneration (AMD), it strongly supports the use of zinc therapy in AD”, commented David A. Newsome, M.D., President of Adeona’s HeathMine subsidiary and discoverer and pioneer of oral zinc therapy for AMD, another common chronic neurodegenerative disease of the mature population.

Adeona has filed utility patent applications covering various aspects of its findings and is planning to initiate a clinical trial of its patent pending modified release oral zinc therapy for AD in the near future.

About Adeona Pharmaceuticals, Inc.

Adeona Pharmaceuticals, Inc. (AMEX:AEN - News) is a specialty pharmaceutical company dedicated to the awareness, diagnosis, prevention and treatment of subclinical zinc deficiency and chronic copper toxicity in the mature population. Adeona believes that such conditions may contribute to the progression of debilitating degenerative diseases, including, Dry Age-Related Macular Degeneration (Dry AMD), Alzheimer's disease (AD) and mild cognitive impairment (MCI) in susceptible persons. Adeona is also developing a number of late-stage clinical drug candidates for the treatment of rheumatoid arthritis and multiple sclerosis. For further information, please visit www.adeonapharma.com.

About HealthMine, Inc.

HealthMine, Inc., a subsidiary of Adeona Pharmaceuticals Inc., is a health education communication and information resource company dedicated to raising awareness of subclinical zinc deficiency and the risks of chronic copper toxicity in the mature population. HeathMine currently hosts two Web 2.0 websites, www.healthmine.com and the recently launched www.copperproof.com, a new informational website dedicated to increasing awareness of the potential health effects of chronic copper toxicity, especially in the mature population. By visiting www.copperproof.com, users can view a brief informational video, review relevant literature, obtain a sensitive test card to test their tap water for copper and, should they wish to participate in HealthMine's CopperProof National Tap Water Survey, share their levels of copper in tap water and geographically compare such levels to those of others. Since 2003, an increasing body of research continues to implicate chronic copper exposure as a potential factor that may contribute to the progression of diseases of the mature population, especially Alzheimer's disease.

This release includes forward-looking statements on Adeona's current expectations and projections about future events. In some cases forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties, many of which are difficult to predict and include statements regarding designing additional clinical trials for oral dnaJP1, Zinthionein, flupirtine, or Trimesta. Adeona is at an early stage of development and may not ever have any products that generate significant revenue. Important factors that could cause actual results to differ materially from those reflected in Adeona's forward-looking statements include, among others, a failure of Adeona's product candidates to be demonstrably safe and effective, a failure to obtain regulatory approval for the company's products or to comply with ongoing regulatory requirements, regulatory limitations relating to the company's ability to promote or commercialize its products for awareness, prevention, diagnosis or treatment of subclinical zinc deficiency and chronic copper toxicity, a lack of acceptance of Adeona's product candidates in the marketplace, a failure of the company to become or remain profitable, that we will continue to meet the continued listing requirements of the American Stock Exchange (which, unlike other exchanges, does not require us to maintain any minimum bid price with respect our stock but does require us to maintain a minimum of $4 million in stockholders' equity during the current year, for example), our inability to obtain the capital necessary to fund the company's research and development activities, a loss of any of the company's key scientists or management personnel, and other factors described in Adeona's report on Form 10-K for the year ended December 31, 2008, Form 10-Q for the quarter ending March 31, 2009 and any other filings with the SEC. No forward-looking statements can be guaranteed and actual results may differ materially from such statements. The information in this release is provided only as of the date of this release, and Adeona undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

1. See, for example, Squitti R, Bressi F, Pasqualetti C et. al., Longitudinal prognostic value of serum “free” copper in patients with Alzheimer’s disease, Neurology, 2009 72:50-55.

For Further Information Contact:

 Max Lyon
 CEO and President
 Adeona Pharmaceuticals, Inc.
 (734) 332-7800